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                                                                   EXHIBIT 10.3
                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT ("Agreement"), dated ________________, 2004, between CASCADE BANK ("Cascade") and ROBERT M. ITTES ("Ittes") takes effect on the effective date of the merger of Issaquah Bank ("Issaquah") and Cascade.

                                    RECITALS

         A. Cascade and Issaquah have entered into an Agreement and Plan of Merger (the "Plan") pursuant to which Issaquah will be merged into Cascade (the "Merger").

         B. Cascade wishes to retain the services of Ittes following the Merger in the capacity set forth herein, and Ittes wishes to accept employment with Cascade in such capacity following the Merger.

                                   AGREEMENT

         The parties agree as follows.

         1. Employment. Cascade agrees to employ Ittes, and Ittes agrees to accept employment by Cascade, on the terms and conditions set forth in this Agreement. During the term of his employment under this Agreement, Ittes will have the title "President, Issaquah Bank Division of Cascade Bank" and will serve as a member of the Executive Management Committee of Cascade.

         2.     Effective Date and Term.

                (a) Effective Date. This Agreement is effective on the effective date of the Merger ("Effective Date").

                (b) Term. The term of this Agreement is two (2) years ("Term"), beginning on the Effective Date.

                (c) Abandonment of the Merger. If the Merger is abandoned or terminated before the Effective Date, this Agreement will not become effective and will be void.

         3. Duties. Ittes will faithfully and diligently perform the duties assigned to him from time to time by Cascade's board of directors, or by the President or Chief Executive Officer of Cascade. Ittes will use his best efforts to perform his duties and will devote full time and attention to these duties during working hours. These duties will include, without limitation, the following:

                (a) Issaquah Performance. Ittes will be responsible for the performance of Issaquah Bank Division of Cascade, including, without limitation, directing that daily operational and managerial matters are performed in a manner consistent with Cascade's policies.



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                (b) Development and Preservation of Business. Ittes will be responsible for the development and preservation of banking relationships and other business development efforts (including appropriate civic and community activities) in the Issaquah market area.

                (c) Report to Chief Executive Officer. Ittes will report directly to the Chief Executive Officer of Cascade. Cascade's board of directors may, from time to time, add to, delete from, or modify Ittes's performance responsibilities to accommodate objectives of Cascade. Ittes will assume any additional positions, duties, and responsibilities as may reasonably be requested of him with or without additional compensation, as appropriate and consistent with Sections 3(a) and 3(b) of this Agreement.

         4. Salary. Initially, Ittes will receive a salary of $155,064 per year, to be paid in accordance with Cascade's regular payroll schedule.

         5. Incentive Compensation. Cascade's board of directors, or a committee thereof, will determine the amount of bonus, if any, to be paid to Ittes at the end of each calendar year of the Term. The method used to determine the amount of bonus, if any, will be the same as that used with other members of Cascade's Executive Management Committee and will weigh factors that include the Issaquah Bank Division profitability, loan and deposit growth, credit quality, quality of customer service, leadership and other specifically negotiated goals.

         6. Income Deferral and Benefits. Subject to eligibility requirements, and in accordance with and subject to any policies adopted by Cascade's board of directors or a committee thereof with respect to any benefit plans or programs, Ittes will be entitled to receive benefits comparable to those offered to other officers of Cascade with position and duties comparable to those of Ittes. The foregoing notwithstanding, it is the specific and agreed intent that the total compensation of Ittes shall be, in the aggregate, comparable to the total compensation Ittes is presently receiving at Issaquah.

         7. Stock Options. At the commencement of the Term, Ittes shall receive stock options to purchase 25,000 shares of Cascade Financial Corporation common stock. Five thousand of such options shall vest on the first anniversary of the Effective Date, and 5,000 of such options shall vest on each anniversary thereafter until all 25,000 shares have vested, contingent upon continued employment on such dates. Such options will expire ten (10) years from the date of grant, or sooner in the event of termination of Ittes's employment. The options granted shall be incentive stock options; provided, however, to the extent the aggregate fair market value of stock with respect to which the incentive stock options are exercisable for the first time during any calendar year exceeds $100,000, such options shall be treated as non-qualified options. If Ittes's employment is terminated by Cascade without Cause or by Ittes with Good Reason (as those terms as defined below), prior to all of the options having vested, the vesting schedule for all unvested options shall be accelerated so that Ittes will be able to exercise all such options.

         8.     Deferred Compensation Plan. During the Term, and for the three
(3) years after expiration of the Term, if Ittes continues his employment with Cascade, Cascade will contribute a minimum of $15,000 annually to a Deferred Compensation Plan for Ittes's benefit. If the




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amount contributed annually to such plan for executives in comparable positions exceeds $15,000 in any such year, Ittes shall receive a contribution equal to the higher amount.

         9. Business Expenses. Cascade will reimburse Ittes for ordinary and necessary expenses (including, without limitation, business travel, entertainment and similar expenses) incurred in performing and promoting Cascade's business. Ittes will present from time to time itemized accounts of these expenses, subject to any limits of Cascade policy or the rules and regulations of the Internal Revenue Service.

         10. Change of Control. On the Effective Date, Cascade will enter into a Change of Control Agreement/Severance Agreement with Ittes in the form attached hereto.

         11.     Termination.

                (a) Termination By Cascade For Cause. If, before the end of the Term, Cascade terminates Ittes's employment for Cause (defined below) or Ittes terminates his employment without Good Reason (defined below), Cascade will pay Ittes the salary earned and expenses reimbursable under this Agreement through the date of Ittes's termination. Ittes shall have no right to receive compensation or other benefits after termination under this Section 11(a).

                (b) Other Termination By Cascade. If, before the end of the Term, Cascade terminates Ittes's employment without Cause or Ittes terminates his employment for Good Reason, Cascade will pay Ittes a lump sum payment in an amount equal to the Compensation he would have received for the balance of the Term if his employment had not terminated, and Cascade will continue Ittes's coverage under all employee welfare and health benefit plans as in effect on the termination date (or provide Ittes with equivalent benefits) through the expiration of the Term.

                (c) Death or Disability. This Agreement terminates: (1) if Ittes dies, or (2) if Ittes is unable to perform his duties and obligations under this Agreement for a period of ninety (90) days as a result of a physical or mental disability arising at any time during the Term, unless with reasonable accommodation Ittes could continue to perform his duties under this Agreement and making these accommodations would not pose undue hardship to Cascade. If termination occurs under this Section 11(c), Ittes or his estate will be entitled to receive only the compensation and benefits earned and expenses reimbursable through the date this Agreement terminated.

                (d) Termination by Ittes. If Ittes voluntarily terminates his employment with Cascade, without Good Reason prior to expiration of the Term to accept other employment, Ittes agrees to pay Cascade $100,000 on the date of his termination, and Cascade shall have the right to offset such amount against any amount then owing by Ittes to Cascade.

         12. Definition of "Cause". "Cause" means any one or more of the following, as reasonably determined by Cascade:




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                (a) Willful misfeasance or gross negligence in the performance of Ittes's duties for Cascade that continues for more than ten (10) days after written notice to Ittes specifying conduct or omission that constitutes the misfeasance or gross negligence.

                (b) Conviction of a crime in connection with his duties for Cascade.

                (c) Conduct demonstrably and significantly harmful to Cascade, as reasonably determined by Cascade's Compensation and Personnel Committee on the advice of legal counsel that continues for more than ten (10) days after written notice to Ittes specifying the harmful conduct.

                (d) Conviction of a felony.

                (e) Violation of Cascade's anti-discrimination and harassment policies.

                (f) Breach of the covenants set forth in Sections 15 and 16 of this Agreement.

         13. Definition of "Good Reason". "Good Reason" means any one or more of the following:

                (a) A reduction in Ittes' salary or a material adverse change in his perquisites, benefits or vacation, other than as part of an overall program applied uniformly and with equitable effect to all members of the senior management of Cascade.

                (b) The assignment to Ittes, without his consent, of any duties materially inconsistent with those set forth in this Agreement.

                (c) A requirement that Ittes be based at any location not within forty (40) miles of his business office on the date of this Agreement.

         14. Return of Bank Property. If and when Ittes ceases, for any reason, to be employed by Cascade, Ittes must return to Cascade all keys, pass cards, identification cards and any other property of Cascade. At the same time, Ittes also must return to Cascade all originals and copies (whether in hard copy, electronic or other form) of any documents, drawings, notes, memoranda, designs, devices, diskettes, tapes, manuals and specifications which constitute proprietary information or material of Cascade. The obligations in this paragraph include the return of documents and other materials which may be in Ittes's desk at work, in Ittes's car or place of residence, or in any other location under Ittes's control.

         15. Confidentiality. Ittes will not, during and following expiration of the Term, use for his own purposes or disclose to any other person or entity any confidential information concerning Cascade or their business operations or customers, unless: (1) Cascade consents to the use or disclosure of their respective confidential information, (2) the use or disclosure is consistent with Ittes's duties under this Agreement, or (3) disclosure is required by law or court order.




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         16. Noncompetition.


                (a) Participation in a Competing Business. During the period Ittes is employed by Cascade and for sixteen (16) months after Ittes's employment with Cascade terminates, Ittes will not become involved with a Competing Business (defined below) or serve, directly or indirectly, a Competing Business in any manner, including, without limitation, as a shareholder, member, partner, director, officer, manager, investor, organizer, "founder," employee, consultant, or agent; provided, however, that Ittes may acquire and passively own an interest not exceeding 2% of the total equity interest in any Competing Business.

                (b) No Solicitation. During the period Ittes is employed with Cascade and for sixteen (16) months after Ittes's employment with Cascade terminates, Ittes will not, directly or indirectly, solicit or attempt to solicit: (1) any employees of Cascade, or any of Cascade's subsidiaries, to leave their employment, or (2) any customers of Cascade, or any of Cascade's subsidiaries, to remove their business from Cascade or to participate in any manner in a Competing Business. Solicitation prohibited under this section includes solicitation by any means, including, without limitation, meetings, letters or other mailings, electronic communications of any kind, and internet communications.

                (c) Employment Outside the Restricted Area. Nothing in this Agreement prevents Ittes, after his employment by Cascade is terminated, from accepting employment outside the Restricted Area (defined below) with a Competing Business, as long as Ittes will not:
         (1) act as an employee or other representative or agent of the Competing Business within the Restricted Area, or (2) have any responsibilities for the Competing Business' operations within the Restricted Area.

                (d) Competing Business. "Competing Business" means any office of a financial institution ("financial institution" means a state or national bank, a state or federal savings and loan association, a mutual savings bank, or a state or federal credit union), trust company or mortgage company (including without limitation, any start-up or other financial institution, trust company or mortgage company) located in King or Snohomish County, Washington (the "Restricted Area").

                (e) Change of Control of Cascade. In the event of a change of control of Cascade, as that term is defined in the Change of Control/Severance Agreement referred to in paragraph 10 hereof, this paragraph 16 (Noncompetition) shall be null and void and of no further force and effect.

         17. Enforcement.

                (a) Cascade and Ittes stipulate that, in light of all of the facts and circumstances of the relationship between Ittes and Cascade, the agreements referred to in Sections 11(d), 15 and 16 (including without limitation their scope, duration and geographic extent) are fair and reasonably necessary for the protection of Cascade's confidential information, goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Ittes and





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         Cascade request the court to reform these provisions to restrict
         Ittes's use of confidential information and Ittes's ability to compete with Cascade to the maximum extent, in time, scope of activities and geography, the court finds enforceable.

                (b) Ittes acknowledges that Cascade will suffer immediate and irreparable harm that will not be compensable by damages alone, if Ittes repudiates or breaches any of the provisions of Sections 15 and 16 or threatens or attempts to do so. For this reason, under these circumstances, Cascade, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary and permanent injunctions in order to prevent or restrain the breach, and Cascade will not be required to post a bond as a condition for the granting of this relief.

         18. Adequate Consideration. Ittes specifically acknowledges the receipt of adequate consideration for the covenants and agreements contained in Sections 11(d), 15 and 16 and that Cascade is entitled to require him to comply with these sections. These sections will survive termination of this Agreement. Ittes represents that if his employment is terminated, whether voluntarily or involuntarily, Ittes has experience and capabilities sufficient to enable Ittes to obtain employment in areas which do not violate this Agreement and that the Bank's enforcement of a remedy by way of injunction will not prevent Ittes from earning a livelihood.

         19. Arbitration.

                (a) Arbitration. At either party's request, the parties must submit any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association's rules then in effect (or under any other form of arbitration mutually acceptable to the parties). A single arbitrator agreed on by the parties will conduct the arbitration. If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator. This third arbitrator will hear the dispute. The arbitrator's decision is final (except as otherwise specifically provided by law) and binds the parties, and either party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator's decision. The arbitrator will provide the parties with a written decision naming the substantially prevailing party in the action. This prevailing party is entitled to reimbursement from the other party for its costs and expenses, including reasonable attorneys' fees.

                (b) Governing Law. All proceedings will be held at a place designated by the arbitrator in King County, Washington. The arbitrator, in rendering a decision as to any state law claims, will apply Washington law.

                (c) Exception to Arbitration. Notwithstanding the above, if Ittes violates Section 15 or 16, Cascade will have the right to initiate the court proceedings described in Section 17(b), in lieu of an arbitration proceeding under this Section 19 Cascade may initiate these proceedings wherever appropriate within Washington state; but Ittes will consent to venue and jurisdiction in King County, Washington.



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         20. Miscellaneous Provisions.

                (a) Defined Terms. Capitalized terms used as defined terms, but not defined in this Agreement, will have the meanings assigned to those terms in the Plan.

                (b) Regulation O. Ittes will be an "executive officer" for purposes of Federal Reserve Board Regulation O.

                (c) Entire Agreement. This Agreement constitutes the entire understanding between the parties concerning its subject matter and supersedes all prior agreements

                (d) Reviewed with Independent Counsel/Construction of Agreement. Each party had the opportunity to review this Agreement with legal counsel of their choosing, and this Agreement is the outcome of that review process. This Agreement has been entered into after negotiation and review of its terms and conditions by parties under no compulsion to execute and deliver a disadvantageous agreement. This Agreement incorporates provisions, comments and suggestions proposed by both parties. No ambiguity or omission in this Agreement shall be construed or resolved against any party on the ground that this Agreement or any of its provisions was drafted or proposed by that party.

                (e) Binding Effect. This Agreement will bind and inure to the benefit of Cascade's and Ittes's heirs, legal representatives, successors and assigns.

                (f) Litigation Expenses. If either party successfully seeks to enforce any provision of this Agreement or to collect any amount claimed to be due under it, this party will be entitled to reimbursement from the other party for any and all of its out-of-pocket expenses and costs including, without limitation, reasonable attorneys' fees and costs incurred in connection with the enforcement or collection.

                (g) Waiver. Any waiver by a party of its rights under this Agreement must be written and signed by the party waiving its rights. A party's waiver of the other party's breach of any provision of this Agreement will not operate as a waiver of any other breach by the breaching party.

                (h) Assignment. The services to be rendered by Ittes under this Agreement are unique and personal. Accordingly, Ittes may not assign any of his rights or duties under this Agreement.

                (i) Amendment. This Agreement may be modified only through a written instrument signed by all parties.

                (j) Severability. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.



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                (k) Governing Law. This Agreement will be governed by and
         construed in accordance with Washington law, except to the extent that certain matters may be governed by federal law.

CASCADE BANK

By:
    -------------------------------------    -----------------------------------
     Carol K. Nelson, President/CEO          ROBERT M. ITTES




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